Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

Arbol Resources, Inc. as “Seller”

and

Reef Oil & Gas Drilling and Income Fund, L.P.
as “Buyer”

Dated as of September 18, 2014

i

ii

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated as of September 18, 2014, is made by and among Arbol Resources, Inc. (“Arbol”) (“Seller”), and Reef Oil & Gas Drilling and Income Fund, L.P. (“Reef”) (“Buyer”) (Seller and Buyer, the “Parties,” and individually, a “Party”).

RECITALS:

A.                                    Seller is the owner~~s~~ of certain oil and gas properties and related assets, the locations of which are set forth on Exhibit I.

B.                                    Seller desires to sell and convey the Properties (as defined in Article XIII) to Buyer, and Buyer desires to purchase the Properties from Seller on the terms and conditions set forth in this Agreement.

C.                                    Seller and Buyer deem it in their mutual best interests to execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
Properties to be Sold and Purchased

Section 1.1.                                Properties.

(a)                                 Subject to Section 1.1(b), Seller agrees to sell and Buyer agrees to purchase, for the consideration described in this Agreement, and subject to the terms and provisions of this Agreement, the Properties owned by Seller, as hereinafter defined in Section 13.1.

(b)                                 Notwithstanding anything in this Agreement to the contrary, the Properties do not include, and there is excepted and reserved unto the Seller, the Excluded Assets.

ARTICLE II
Purchase Price

Section 2.1.                                Purchase Price.  In consideration of the sale of the Properties by the Seller to Buyer, Buyer shall pay to the Seller cash in the aggregate amount of $11,250,000 (the “Purchase Price”).  The Purchase Price, as adjusted pursuant to this Article II and the other applicable provisions of this Agreement is called the “Adjusted Purchase Price”.

Section 2.2.                                Accounting Adjustments with Respect to the Properties.

(a)                                 Subject to Section 2.2(b), appropriate adjustments shall be made between Buyer and Seller so that at Closing:

(i)                                     all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, all Property Taxes, Transfer Taxes and severance, production, and similar Taxes, all drilling costs, all capital expenditures, and all overhead charges under applicable joint operating agreements, and all other administrative and overhead charges) for work done in the development and operation of the Properties after the Effective Date will be borne by Buyer, and all proceeds (net of applicable production, severance, and similar Taxes) from the sale of oil, gas or other minerals produced from the Oil and Gas Properties after the Effective Date will be received by Buyer, including funds, if any, held in suspense by purchasers of production attributable to the sale of oil, gas and other minerals produced after the Effective Date; and

(ii)                                  all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, all Property Taxes, Transfer Taxes and severance, production, and similar Taxes, all drilling costs, all capital expenditures, and all overhead charges under applicable joint operating agreements, and all other administrative and overhead charges) for work done in the development and operation of the Properties before the Effective Date will be borne by Seller and all proceeds (net of applicable production, severance, and similar Taxes) from the sale of oil, gas or other minerals produced therefrom before the Effective Date will be received by Seller, including funds held in suspense by purchasers of production attributable to the sale of oil, gas and other minerals produced before the Effective Date, and

(iii)                               notwithstanding the foregoing provisions of this Section 2.2(a), Seller and Buyer agree for the avoidance of doubt that (a) Seller shall bear all expenses attributable to the dry hole costs of the wells described in Section 2.2(a)(iii) of the Seller’s Disclosure Schedule, and (b) Buyer shall bear all expenses attributable to any AFEs for Proposals or other action dictated by the Buyer pursuant to either Section 6.3(a) or Section 6.3(b).

(b)                                 It is agreed that, in making the adjustments contemplated by Section 2.2(a):

(i)                                     the value of all marketable oil in storage in tanks (as gauged by the Operator as of the Effective Date) above the pipeline connection as of the Effective Date and not previously sold by Seller that is attributable to the Oil and Gas Properties, such value to be the Average Price, less applicable royalties, burdens, Taxes and gravity adjustments, shall be credited to Seller, and

(ii)                                  Property Taxes assessed with respect to a Straddle Period shall be prorated as provided in Section 7.13(a), and

(iii)                               no consideration shall be given to the local, state or federal income, franchise or similar Taxes.

Section 2.3.                                Closing and Post-Closing Accounting Settlements.

(a)                                 At or before Closing, the Parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Section 2.2.  If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at Closing, and, if the converse is true, Buyer shall pay to Seller, at Closing (in addition to amounts otherwise then owed), the amount of such excess.

(b)                                 On or before one hundred eighty (180) days after Closing, Buyer and Seller shall review any additional information which may then be available pertaining to the adjustments provided for in Section 2.2, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller.  Following such additional adjustments, no further adjustments to the Purchase Price shall be made under this Section 2.3.

(c)                                  If a dispute arises under Section 2.3(b) with respect to any additional adjustments (an “Accounting Dispute”) that the Parties have been unable to resolve, then, at the written request of either Seller or Buyer (the date such request is made, the “Request Date”), Seller and Buyer shall nominate and commit one of its senior officers to meet at a mutually agreed time and place not later than fifteen (15) days after the Request Date to attempt to resolve same.  If such senior officers have been unable to resolve such Accounting Dispute within a period of thirty (30) days after the Request Date, any Party shall have the right, by written notice to the other specifying in reasonable detail the basis for the Accounting Dispute, to resolve the Accounting Dispute by submission thereof to a nationally recognized independent public accounting firm commonly considered as one of the “Big 4” and reasonably acceptable to Seller and Buyer, which firm shall serve as sole arbitrator (the “Accounting Referee”).  The scope of the Accounting Referee’s engagement shall be limited to the resolution of the items described in the notice of the Accounting Dispute given in accordance with the foregoing and the corresponding calculation of the adjustments pursuant to Section 2.2.  The Accounting Referee shall be instructed by the Parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of fifteen (15) days following the submission of the Accounting Dispute to the Accounting Referee.  The decision and award of the Accounting Referee shall be binding upon the Parties as an award under the Federal Arbitration Act and final and non-appealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.  The fees and expenses of the Accounting Referee shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the Parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the “Final Settlement Date.”  Any amounts owed by any Party or Parties to the other(s) as a result of such final post-closing adjustments shall be paid within five (5) Business Days after the Final Settlement Date.

Section 2.4.                                Payment of Adjusted Purchase Price.  The Adjusted Purchase Price shall be paid to Seller as follows: At Closing, Buyer shall pay to Seller by confirmed bank transfer in immediately available funds to the accounts designated in writing by Seller an amount equal to the Adjusted Purchase Price.

(b)

Section 2.5.                                Allocation of Purchase Price.  Contemporaneously with the execution of this Agreement, Buyer and Seller shall agree in writing as to the allocation of the Adjusted Purchase Price (plus any fixed liabilities assumed by Buyer or to which the Properties are subject) among the Properties under the methodology required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  Such agreed allocation is attached hereto as Exhibit 2.5.  Buyer and Seller shall report the Transactions on all Tax Returns, including Form 8594, in a manner consistent with such allocation.  If, contrary to the intent of the Parties as expressed in this Section 2.5, any taxing authority makes or proposes an allocation different from the allocation determined under this Section 2.5, Buyer and Seller shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the Party adversely affected by such allocation (or proposed allocation), the other Party may file such protective claims or Tax Returns as may be reasonably required to protect its interests.

Section 2.6.                                [Intentionally Omitted]

ARTICLE III
The Closing

The closing of the Transactions (the “Closing”) shall take place (a) at the offices of Arbol Resources, Inc. at 10:00 a.m., Texas time on October 13, 2014, or (b) at such other time or place or on such other date as the Parties shall agree.  The date on which the Closing is required to take place is referred to as the “Closing Date”.  The Closing of the Transactions shall be deemed to have occurred simultaneously.

ARTICLE IV
Representations and Warranties of Seller

Except as provided in Seller’s Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 4.1.                                Organization and Existence.  Seller is an entity validly existing and in good standing under the laws of the state of its formation.  No Proceedings to dissolve such Seller is pending, or to the Knowledge of such Seller, threatened.

Section 4.2.                                Power and Authority.  Seller has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by such Seller in connection with the Transactions to which it is a party and to consummate the Transactions.  The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transactions to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary actions of Seller.

Section 4.3.                                Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transactions to which it is a party has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4.                                Non-Contravention.  Other than as set forth on Section 6.5 of the Seller’s Disclosure Schedule, neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transactions to which it is a party nor the consummation by it of the Transactions do or will (a) conflict with or result in a violation of Seller’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound, (c) result in the creation or imposition of any Lien upon the Properties of Seller, or (d) violate any Applicable Law binding upon Seller,.

Section 4.5.                                Approvals. Other than as set forth on Section 6.5 of the Seller’s Disclosure Schedule, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or Governmental Entity or of any third-party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transactions to which it is a party or the consummation by it of the Transactions.

Section 4.6.                                Pending Litigation.  There are no Proceedings pending or threatened, against Seller, or adversely affecting the execution and delivery of this Agreement by Seller or the consummation of the Transactions by Seller.  There is no pending, or threatened litigation involving title to the Property purportedly owned by Seller, other than that listed on Section 4.6 of the Seller’s Disclosure Schedule.

Section 4.7.                                Contracts.

(a)                                 The Leases, Seller’s interests which comprise parts of the Oil and Gas Properties, and all other material contracts and agreements, licenses, Permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the Properties (such Leases and such material contracts, agreements, licenses, Permits, easements, rights-of-way and other rights-of-surface use being called the “Basic Documents”) are, with respect to the Oil and Gas Properties, to the best of Seller’s Knowledge, in all material respects in full force and effect and constitute valid and binding obligations of the parties thereto.  With respect to each non-producing lease, Seller has not (i) received notice from an operator manifesting an intention to abandon such lease, or (ii) received notice from any lessor of its intention to bring litigation to terminate such lease, or (iii) received notice that a lessor has filed an affidavit of non-production with the appropriate county clerk.

(b)                                 Seller is not in breach or default (and, to the best of Seller’s Knowledge, no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under the Basic Documents related to the Oil and Gas Properties.  To the best of Seller’s Knowledge, there has been no breach or default by any third-party (or situation which with the passage of time or giving of notice would create a breach or default).  All payments (including all delay rentals, royalties, overriding royalty interests, shut-in royalties and valid calls for payment or prepayment under joint operating agreements) owing under Basic Documents relating to the Oil and Gas Properties that are to be paid by Seller have been and are being made (timely, and before the same became delinquent) by Seller (and, where the payment of same is the responsibility of a third-party have been and are being made, to the best of Seller’s Knowledge, by such third-parties).

(c)                                  Section 4.7(c) of the Seller’s Disclosure Schedule is a list of all material contracts and agreements to which Seller is party pursuant to which any of the Oil and Gas Properties are bound, including (i) joint operating agreements, (ii) agreements with any Affiliate of Seller, (iii) any Production Sales Contracts, (iv) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in the Oil and Gas Properties other than conventional rights of reassignment, (v) gas balancing agreements, (vi) exploration agreements, (vii) pooling, unitization or communitization agreement, (viii) area of mutual interest agreements, and (ix) agreements containing seismic licenses, Permits and other rights to geological or geophysical data and information directly or indirectly relating to the Oil and Gas Properties.

(d)                                 The contracts described in Section 4.7(c) of the Seller’s Disclosure Schedule are valid and binding, in full force and effect, and, to the best of Seller’s Knowledge, enforceable against the parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).  Seller has performed all material obligations and is not in material breach or default under any contract listed in Section 4.7(c) of the Seller’s Disclosure Schedule.  No event has occurred, which after notice or lapse of time, or both, would constitute a material default by Seller, or to the best of Seller’s Knowledge, any other party.

Section 4.8.                                Commitments, Abandonments or Proposals.  Except as set forth in Section 4.8 of the Seller’s Disclosure Schedule:  (a) Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Properties after the Effective Date, other than (i) routine expenses incurred in the normal operation of existing wells on the Oil and Gas Properties in accordance with generally accepted practices in the oil and gas industry, (ii) development expenses incurred in connection with the Subject Wells; (b) no wells have been abandoned on the Oil and Gas Properties since the Effective Date; and (c) no proposals are currently outstanding by Seller or other working interest owners to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable joint operating agreement, or to conduct any other operations other than normal operation of existing wells on the Oil and Gas Properties, or to abandon any wells, on the Oil and Gas Properties, except as shown in Section 4.8 of Seller’s Disclosure Schedule.

Section 4.9.                                Production Sales Contracts.  There exist no agreements or arrangements for the sale of Hydrocarbons from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) production sales contracts (in this Section 4.9, the “Scheduled Production Sales Contracts”) disclosed in Section 4.7(c) of the Seller’s Disclosure Schedule or (b) agreements or arrangements which are cancelable on ninety (90) days’ notice or less without penalty or detriment.  Seller is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a Scheduled Production Sales Contract as computed in accordance with the terms of such contract, and is not having deliveries of gas from any Oil and Gas Property subject to a Scheduled Production Sale Contract curtailed substantially below such property’s delivery capacity.

Section 4.10.                         Plugging and Abandonment.  Except for wells listed in Section 4.10 of the Seller’s Disclosure Schedule, to the best of Seller’s Knowledge, there are no dry holes, or shut in or otherwise inactive wells, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that have been plugged and abandoned

Section 4.11.                         Permits.  To the best of Seller’s Knowledge, each Operator has all Permits necessary or appropriate to own and operate the Properties.

Section 4.12.                         Payment of Expenses.  To the best of Seller’s Knowledge all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all Property Taxes and severance, production and other similar Taxes) relating to the ownership or operation of the Oil and Gas Properties, have been, and are being, paid timely by the Operator, except such expenses and Taxes as are disputed in good faith by the Operator.  Seller is not delinquent with respect to their obligations to any Operator to bear costs and expenses of the Oil and Gas Properties.

Section 4.13.                         Compliance with Laws.  To the best of Seller’s Knowledge, the ownership of such Seller and operation by the Operators of the Properties have been in compliance with all Applicable Laws.  Seller has not received any notices from any Governmental Entity or any other person that there are violations of any Applicable Laws with respect to the Properties.  Notwithstanding the foregoing, this Section 4.13 does not relate to environmental matters (including compliance with Environmental Laws or matters that would constitute Environmental Defects), it being agreed that such matters are covered by and dealt with in Article VIII exclusively.

Section 4.14.                         Imbalances; Prepayments.  Section 4.14 of the Seller’s Disclosure Schedule, to the best of Seller’s Knowledge, sets forth all Imbalances as of the date set forth in such Section with respect to the Oil and Gas Properties.  Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to any of the Oil and Gas Properties, at some future time without receiving payment therefor at or after the time of delivery.

Section 4.15.                         Taxes.

(a)                                 With respect to the Properties, Seller represents and warrants to Buyer as follows:

(i)                                     Seller has not received notice of any tax deficiency or is not otherwise aware of any tax deficiency with respect to any Property Taxes due and payable with respect to the Oil and Gas Properties through the year 2013.

(ii)                                  With respect to all Property Taxes related to the Oil and Gas Properties, all material Tax Returns relating to such Properties required to be filed on or before the date hereof by Seller for any period ending on or before the date hereof have been timely filed with the appropriate Governmental Entity, and all Property Taxes shown on such Tax Returns with respect to such Properties for periods prior to the Effective Date have been paid, except for Taxes not yet due or being contested in good faith.

(iii)                               With respect to all Property Taxes related to the Oil and Gas Properties, (x) there is not currently in effect any extension or waiver by such Seller of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax related to such Properties, and (y) to the best of Seller’s Knowledge, there are no administrative Proceedings or lawsuits pending against such Properties or Seller with respect to such Properties by any taxing authority.

(iv)                              Except as listed on Section 4.15(a)(iv) of the Seller’s Disclosure Schedule, none of the Properties is bound as of the Effective Date or will be bound at Closing by any tax partnership agreement binding upon such Seller.

(v)                                 There are no outstanding Liens or other encumbrances with respect to Taxes upon any of the Properties, except for Liens with respect to real property Taxes not yet due.

(b)                                 Seller is not a nonresident alien or foreign corporation (as those terms are defined in the Code).

Section 4.16.                         Intellectual Property.  To the best Knowledge of Seller, the Operator either owns or has valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in its business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

Section 4.17.                         Fees and Commissions.  Except for the amounts due solely from Moelis & Company LLC, the Seller in respect of the Transactions, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.  Further, Seller has incurred no broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions for which Buyer shall be liable.

Section 4.18.                         Special Warranty of Title.  Seller shall warrant and defend the title to the Properties conveyed to Buyer by Seller against every person whomsoever lawfully claiming the Properties or any part thereof by, through, or under Seller, but not otherwise.

Section 4.19.                         Seller’s Disclaimers.

(a)                                 Of Warranties. Except as set forth in this Agreement, Buyer acknowledges and agrees that the Properties are being transferred, assigned and conveyed from the Seller to Buyer “AS-IS, WHERE-IS,” and with all faults in their present condition and state of repair, without recourse.  Except as set forth in this Agreement, Seller hereby disclaims any and all representations and warranties concerning the Properties, express, statutory, implied or otherwise, including without limitation, any warranty of title (except as set forth in Section 4.18), the quality of hydrocarbon reserves, the quantity of hydrocarbon reserves, the amount of revenues, the present or future commodity prices, the amount of operating costs, condition (physical or environmental), compliance with applicable Laws, absence of defects (latent or patent), safety, state of repair, merchantability or fitness for a particular purpose, and Buyer releases Seller from the same to the extent not provided in this Agreement.

(b)                                 Of Statements and Information. Except as set forth in this Agreement, Seller disclaims any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of the data, information and materials furnished (orally or in writing) at any time to Buyer, its officers, agents, employees and Affiliates in connection with the transaction contemplated herein, including without limitation, the quality of hydrocarbon reserves, the quantity of hydrocarbon reserves, the amount of revenues, the present or future commodity prices, the amount of operating costs, the financial data, the contract data, the environmental condition of the Properties, the physical condition of the Properties and the continued financial viability of the Properties, and Buyer releases Seller from the same.

Section 4.20.                         Specially Designated National or Blocked Person.  Seller is not a Specially Designated National or Blocked Person.

ARTICLE V
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

Section 5.1.                                Organization and Existence.  Buyer is an entity validly existing and in good standing under the laws of the state of its formation.  No Proceedings to dissolve Buyer is pending, or to the Knowledge of Buyer, through receipt of notice, threatened.

Section 5.2.                                Power and Authority.  Buyer has full power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions to which it is a party and to consummate the Transactions.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary action of Buyer.

Section 5.3.                                Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4.                                Non-Contravention.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions to which it is a party and the consummation by it of the Transactions do not and will not (a) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (c) result in the creation or imposition of any Lien upon the properties of Buyer, or (d) violate any Applicable Law binding upon Buyer.

Section 5.5.                                Approvals.  No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or Governmental Entity or of any third-party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transactions to which it is a party or the consummation by it of the Transactions.

Section 5.6.                                Pending Litigation.  There are no Proceedings pending or threatened against or affecting the execution and delivery of this Agreement by Buyer or the consummation of the Transactions by Buyer.

Section 5.7.                                Knowledgeable Purchaser.  Buyer is a knowledgeable purchaser and owner of oil and gas properties, has the ability to evaluate (and in fact has evaluated) the Properties for purchase.  Buyer is an “accredited investor,” as defined in Regulation D promulgated pursuant to the Securities Act, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.  Buyer has had access to the Properties, the officers and consultants of the Seller, and the books, Records, and files of Seller relating to the Properties.  In making the decision to enter into this Agreement and to consummate the Transactions, Buyer has relied on its own independent due diligence investigation of the Properties and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Properties, and the value thereof.

Section 5.8.                                Funds.  Buyer has, and at the Closing will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Adjusted Purchase Price to the Seller at the Closing and otherwise consummate the Transactions.

Section 5.9.                                Fees and Commissions.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer. Further, Buyer has incurred no broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions for which Seller shall be liable.

Section 5.10.                         Specially Designated National or Blocked Person.  Buyer is not a Specially Designated National or Blocked Person.

ARTICLE VI
Certain Covenants of Seller Pending Closing

Section 6.1.                                Access to Files.  Subject to the terms of the Confidentiality Agreement and Article IX, from the date hereof until Closing, Seller will give Buyer, and its attorneys, auditors, and other authorized representatives, access at all reasonable times to the Properties, and to any contract files, lease or other title files, production files, well files and other files of Seller pertaining to the ownership or operation of the Properties, and Seller will use its Commercially Reasonable Efforts to arrange for Buyer, its auditors, its attorneys and other representatives, to have access to any such files in the office of Seller.  Seller will provide Buyer all Seller’s joint interest billings and revenue check remittances from January 1, 2014, through the Effective Date and from the date hereof until Closing will allow Buyer’s auditors to vouch any cash receipts and cash disbursements relating to the Properties to the appropriate bank statements.  Seller will further provide Buyer with lease operating statements for the three (3) years prior to the Effective Date.

Section 6.2.                                Conduct of Operations.  From the date hereof until Closing, Seller will endeavor to cause each Operator to (a) continue the routine operation of the Properties in the ordinary course of business and as would a prudent operator; (b) operate the Properties in material compliance with all Applicable Laws and Environmental Laws and in material compliance with all Basic Documents; and (c) fulfill all material obligations under the Basic Documents and, in all material respects, under such Applicable Laws and Environmental Laws.

(a)                                 In the event Cheyenne Petroleum, Inc. makes a Proposal after the date of the execution of this Agreement by Buyer and Seller but prior to the Closing Date, and Buyer does not wish to participate in said operation, Seller may elect to participate in said operation.  Upon Closing, Seller shall assign the affected property to Buyer but shall reserve the wellbore in which said operation took place.  Buyer shall notify Seller of its election not to participate in an operation in writing within five (5) days of receiving notice of a Proposal from Seller.

(b)                                 Seller shall not expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Seller to expend funds), or otherwise incur any other obligations or liabilities, with respect to the Properties (i) except in the event of an emergency requiring immediate action to protect life or preserve the Properties and (ii) other than to pay expenses or to incur liabilities in connection with routine operation of the Properties. As used in the immediately foregoing sentence, “routine operation” shall not include voting on operations proposed by Operator or a non-operator pursuant to a joint operating agreement or otherwise, including but not limited to (x) proposals of new Wells, (y) reworking or recompletion of Wells and (z) elections made pursuant to the area of mutual interest provision thereof, after the Effective Date (“Proposals”).  Seller shall promptly notify Buyer in writing of each Proposal and shall act as Buyer may direct with respect thereto.  Except as may be set forth in Section 6.3(a) of the Seller’s Disclosure Schedule, Seller warrants and represents that, as of the date of this Agreement, it has consented to all Proposals made on or after the Effective Date;

(c)                                  Seller shall not except where necessary to prevent the termination of a Lease or other material agreement governing Seller’s interest in the Properties and except with respect to the Excluded Assets, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing Wells, or propose the conducting of any other operations which require consent under the applicable joint operating agreement, or propose the conduct of any other operations other than the normal operation of the existing Wells on the Oil and Gas Properties, or propose the abandonment of any wells on the Oil and Gas Properties (and Seller agrees that it will promptly advise Buyer of any such proposals made by third-parties and will respond as Buyer may direct to each such proposal made by a third-party in a timely and appropriate manner). The written notifications to be made by Seller pursuant to Section 6.3(a) and this Section 6.3(c) shall be accompanied by such information as may be received by, or in the possession or control of Seller with respect to the subject matter thereof. Seller shall promptly supply such further information in Seller’s possession or control as may reasonably be requested by Buyer with respect thereto; or

(d)                                 Seller shall not release (or permit to terminate), or modify or reduce its rights under, any Lease forming a part of the Oil and Gas Properties, or any other Basic Document, or enter into any new agreements which would be Basic Documents, or modify any existing production sales contracts or enter into any new production sales contracts.

Section 6.3.                                Payment of Expenses.  Seller will cause its proportionate share of all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties and all Property Taxes, Transfer Taxes and severance, production, and similar Taxes) relating to the ownership, development, and operation of the Properties prior to the date of Closing to be promptly paid and discharged, except for expenses disputed in good faith.

Section 6.4.                                Preferential Rights and Third-party Consents.  Except as set forth in Section 6.5 of the Seller’s Disclosure Schedule, no preferential rights to purchase burden Seller’s sale of the Properties to Buyer.  Seller will request from the appropriate parties (and in accordance with the documents creating such requirements), the consents to assignment identified in Section 6.5 of the Seller’s Disclosure Schedule and shall diligently pursue obtaining such consents.  If Seller does not obtain such consents prior to Closing, such absence of consent shall be treated at Closing as a Post-Closing Title Defect under Section 8.4(c).

ARTICLE VII
Additional Pre-Closing and Post-Closing Agreements of the Parties

Section 7.1.                                Commercially Reasonable Efforts.  The Parties to this Agreement agree that they will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use Commercially Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the Transactions, including (a) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third-party are required in connection with the consummation of the Transactions; (b) Commercially Reasonable Efforts to obtain any such consents approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (c) Commercially Reasonable Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions; (d) Commercially Reasonable Efforts to defend, and cooperation in defending, all Proceedings challenging this Agreement or the consummation of the Transactions; and (e) the execution of any additional instruments necessary to consummate the Transactions.

Section 7.2.                                Notice of Litigation.  Until the Closing, (a) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the Transactions and (b)  Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller which affects this Agreement or the Transactions.

Section 7.3.                                Notification of Certain Matters.

(a)                                 Until the Closing, Seller shall give prompt notice to Buyer of:  (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to the best of Seller’s Knowledge, would be likely to cause any representation or warranty made by Seller in Article IV to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller hereunder prior to Closing.

(b)                                 Until the Closing, Buyer shall give prompt notice to Seller of:  (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to the best of Buyer’s Knowledge, would be likely to cause any representation or warranty contained in Article V to be untrue or inaccurate in any material respect at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing.

(c)                                  The delivery of any notice pursuant to this Section 7.3 shall not be deemed to (i) modify the representations or warranties hereunder of the Party delivering such notice, (ii) modify the conditions set forth in Article IX, or (iii) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 7.4.                                Fees and Expenses.

(a)                                 Except as otherwise provided in this Agreement in Section 4.17, (i) all fees and expenses incurred in connection with this Agreement by Seller will be borne by and paid by Seller and (ii) all fees and expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer.

(b)                                 All required documentary, filing and recording fees and expenses in connection with the filing and recording of the Assignment and other instruments required to convey title to the Properties to Buyer shall be shared equally by Buyer, on the one hand, and the Seller, on the other hand.

Section 7.5.                                Public Announcements.  Buyer will announce the execution of this Agreement and its terms to its investors, potential investors and limited partners.  Buyer shall provide any such information so provided to Seller upon request.

Section 7.6.                                Casualty Loss Prior to Closing.  In the event of damage by fire or other casualty to the Properties after the Effective Date and prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and the Seller shall otherwise agree) in such event:

(a)                                 as to each such Property so damaged which is an Oil and Gas Property, then, at Buyer’s election, either (i) such Property shall be treated as if it had an asserted Title Defect associated with it and the procedure provided for in Article VIII shall be applicable thereto, or (ii) the Purchase Price will not be adjusted, and Seller should be entitled to make any claims under any insurance policy with respect to such damage, Seller shall, at Buyer’s election, either collect (and when collected pay over to Buyer), or assign to Buyer, such claims. In the event Buyer elects to proceed under clause (ii) of this Section 7.6(a), the Purchase Price shall be reduced by an amount equal to the deductible or co-insured amount under any such insurance policy; and

(b)                                 as to each such Property or asset which is other than an Oil and Gas Property, Seller shall, at Buyer’s election, either collect (and when collected pay over to Buyer), or assign to Buyer, any and all insurance claims relating to such loss, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price except to the extent of any deductible or co-insured amount under any applicable insurance.

Section 7.7.                                [Intentionally omitted.]

Section 7.8.                                Assumed Obligations.  At Closing, Buyer shall assume and agree to pay, perform and discharge the Assumed Obligations.

Section 7.9.                                Books and Records.  At or promptly after Closing, but in no event later than thirty (30) days after the Closing, Seller will deliver to Buyer copies of all Records in Seller’s possession included in the Properties to a location designated by Buyer.  Buyer will promptly reimburse Seller for all reasonable costs of shipping or transporting such Records.

Section 7.10.                         Letters-in-Lieu.  At Closing, Seller shall execute and deliver letters in lieu of transfer orders (or similar documentation) in form and substance reasonably acceptable to Buyer and such Seller.

Section 7.11.                         [Intentionally omitted.].

Section 7.12.                         Covenant Regarding Joint Account.  Without limiting its covenants and agreements regarding the Joint Account hereunder (including Section 10.2), if, under the terms and provisions of this Agreement, funds held in the Joint Account are required to be disbursed therefrom and paid to Buyer or the Seller, as applicable (such payee, the “Required Payee”), (a) Buyer covenants and agrees that it will cause the Authorized Buyer Representative to execute such instructions and to take such other reasonable actions, in the name and on behalf Buyer, to implement the terms hereof and to cause such funds to be disbursed and paid to the Required Payee, and (b) Seller covenants and agrees that it will cause the Authorized Seller Representative to execute such instructions and to take such other reasonable actions, in the name and on behalf of such Seller, to implement the terms hereof and to cause such funds to be disbursed and paid to the Required Payee.

Section 7.13.                         Taxes.

(a)                                 Property Taxes.  For purposes of allocating liability for Property Taxes, as defined below, under this Agreement, in the case of any taxable period that includes but does not end before the Effective Date (a “Straddle Period”), real property, personal property and similar Taxes (“Property Taxes”) attributable to the Properties allocable to the period ending before the Effective Date shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the period ending before the Effective Date and the denominator of which is the number of days in the Straddle Period.  Similarly, Property Taxes attributable to the Properties allocable to the period beginning on the Effective Date shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the period beginning on the Effective Date and the denominator of which is the number of days in the Straddle Period.

(b)                                 Refunds.  Any refunds and credits with respect to Taxes paid by Seller or allocated to Seller under Section 7.13(a) shall belong to Seller.  Buyer will forward to Seller or reimburse Seller for any refunds or credits belonging to Seller within ten Business Days from receipt thereof by Buyer.

(c)                                  Section 1445.  Buyer shall not be permitted to withhold, under Code Section 1445, from payments to be made pursuant to any transaction contemplated by this Agreement, provided that Seller delivers to Buyer a properly completed Certificate of Non-Foreign Status substantially in the form attached hereto as Exhibit 7.13.

(d)                                 Cooperation on Preparation of Tax Returns.  Seller and Buyer shall provide the other with such assistance as is reasonably requested (i) to prepare any Tax Return potentially impacting the liability of Seller for Taxes and (ii) in connection with any audit or other examination by any Governmental Entity or judicial or administrative Proceedings relating to any liability of Seller for Taxes.

(e)                                  Transfer Taxes.  All sales, use, stamp, documentary, filing, recording, value-added, gross receipts, excise, registration, stamp duty, transfer or similar Taxes, including any interest and penalties in connection therewith, that are imposed or levied by any Governmental Entity by reason of, in connection with or attributable to the sale, assignment, conveyance and transfer by the Seller to Buyer of the Properties pursuant to this Agreement (“Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and the Seller, on the other hand.  Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  The expenses of such filing and preparation of such documentation shall be borne equally by Buyer, on the one hand, and the Seller, on the other hand. The Parties shall reasonably cooperate with the other to provide any information and documentation reasonably requested that may be necessary to obtain any exemption from any Transfer Taxes.

Section 7.14.                         Further Assurances.  From time to time following the Closing, at the request of any Party to this Agreement and without further consideration, the other Party or Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request in order to consummate more fully and effectively the Transactions.

ARTICLE VIII
Reviews and Inspections

Section 8.1.                                Title Due Diligence Examination.

(a)                                 From the date of this Agreement until 5:00 p.m. (local time in Texas) on October 8, 2014 (the “Examination Period”), Seller shall afford to Buyer and its authorized representatives reasonable access during normal business hours to their office, personnel and Records of Seller in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Oil and Gas Properties in order to determine whether Title Defects exist (“Buyer’s Title Review”).  Such Records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, in each case insofar as same may now be in existence and in the possession of Seller, excluding, however, any information that Seller is prohibited from disclosing by bona fide, third-party confidentiality restrictions or licensing agreements; provided, that if requested by Buyer, Seller shall use its Commercially Reasonable Efforts to obtain a waiver of any such restrictions in favor of Buyer.  The cost and expense of Buyer’s Title Review, if any, shall be borne solely by Buyer.

(b)                                 If Buyer discovers any Title Defect affecting any of the Oil and Gas Properties and having a Title Defect Amount of at least $5,000, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Title Defect.  A Title Defect having a Title Defect Amount of less than $5,000 (a “De Minimis Title Defect”) shall not result in an adjustment to the Purchase Price pursuant to Section 8.4.  To be effective, such notice (a “Title Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Oil and Gas Property affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer in accordance with Section 8.1(c)(i).  Any matters that may otherwise constitute Title Defects, but of which Seller have not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes.  Upon the receipt of such effective Title Defect Notice from Buyer, Seller shall have the option, in addition to the remedies set forth in Section 8.1(c) (the “Remedies for Title Defects”), but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing.  The Oil and Gas Property affected by such uncured Title Defect shall be a “Title Defect Property.”

(c)                                  Notwithstanding anything herein to the contrary, if Seller does not cure a Title Defect on or prior to the Closing, Buyer shall have the option, by notice in writing to Seller on or before the Closing, to (i) elect not to acquire the Property affected by the Title Defect, in which event such Property shall become an Excluded Asset and the Purchase Price shall be reduced by the Allocated Value of the affected Property, (ii) acquire the Property affected by the Title Defect to Buyer and, subject to Section 8.4, reduce the Purchase Price by the relevant Title Defect Amount, or (iii) require Seller to attempt to cure such Title Defect after the Closing in accordance with Section 8.4(c).  The “Title Defect Amount” means, with respect to a Title

Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i)                                     The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the “Allocated Value” (as set forth in Exhibit 8.1(c)) of the Oil and Gas Property subject to such Title Defect, the portion of the Oil and Gas Property subject to such Title Defect, and the legal effect of such Title Defect on the Oil and Gas Property affected thereby; provided, however, that if such Title Defect is in the nature of a Lien, then the Title Defect Amount shall equal the amount required to fully discharge such Lien; and

(ii)                                  If the Title Defect results from any matter not described in Section 8.1(c)(i), the Title Defect Amount shall be an amount equal to the difference between the value (to be mutually agreed upon by Buyer and Seller, subject to Section 8.3) of the Title Defect Property affected by such Title Defect with such Title Defect and the value (to be mutually agreed upon by Buyer and Seller, subject to Section 8.3) of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property).

(d)                                 If Seller determines (or should Buyer, in the course of Buyer’s Title Review, determine) that Seller’s Net Revenue Interest in an Oil and Gas Property is greater than the Net Revenue Interest set forth on Exhibit 8.1(c), then the Parties agree that the Purchase Price shall be increased in an amount to be mutually agreed upon by the Buyer and Seller.  Buyer shall give Seller written notice of any such title discrepancy it discovers promptly after discovery of such title discrepancy.

(e)                                  As used in this Section 8.1:

(i)                                     “Defensible Title” means with respect to a Property, such title, that (i) entitles the applicable Seller, throughout the duration of the estate, to receive not less than the Net Revenue Interest for such Property set forth in Exhibit 8.1(c), and (ii) obligates Seller, through the duration of the estate, to pay costs and expenses relating to such Property in an amount not greater than the Working Interest for such Property set forth in Exhibit 8.1(c) and (iii) is free and clear of encumbrances other than the Permitted Encumbrances and other than those encumbrances to be satisfied from Seller’s proceeds at Closing;

(ii)                            “Permitted Encumbrances” means

(a)                                       All rights to consent by, required notices to, filings with, or other actions by governmental entities or tribal authorities in connection with the sale or conveyance of the Properties, if the same are ministerial in nature and customarily obtained subsequent to the transfer of title;

(b)                                       Rights reserved to or vested in any governmental entity or tribal authority having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity or tribal authority;

(c)                                        Easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not, individually or in the aggregate, materially interfere with the operation of the Properties;

(d)

(e)                                        Liens for taxes or assessments not yet due or not yet delinquent;

(f)                                         Liens relating to obligations incurred in the ordinary course of business and not yet due or not yet delinquent;

(g)                                        The failure to have obtained separate rights-of-way or easements for pipelines that were installed under the rights granted in a Lease;

(h)                                       The terms and conditions of the Leases;

(i)                                           Lessors’ royalties and overriding royalties burdening the Wells , but only to the extent the same do not operate to reduce the interest of Seller to less than the Net Revenue Interest set forth in Exhibit B hereto;

(j)                                          Conventional rights of reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights;

(l)                                 The lack of a recorded release of any prior expired oil and gas lease covering any portion of the Lands;

(iii)                                     “Title Defect” means any lien, encumbrance, encroachment or defect associated with one or more Seller’s title to the Properties (excluding Permitted Encumbrances) that would cause any Seller not to have Defensible Title.

(f)                                   If Seller and Buyer are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, the Title Defect Amount attributable such Title Defect, the provisions of Section 8.3 shall be applicable.

Section 8.2.                                Environmental Due Diligence Examination.

(a)                                 Buyer shall have the right, or the right to cause an environmental consultant (“Buyer’s Environmental Consultant”), to conduct a Phase I environmental review of the Properties prior to the expiration of the Examination Period (“Buyer’s Environmental Review”).  If during the Examination Period Buyer’s Environmental Consultant notifies Buyer that a Phase II environmental review of the Properties is appropriate, Buyer shall promptly upon receipt of such notification, and in any event within five (5) Business Days thereof, give Seller written notice of such determination (the “Phase II Notification”), the Examination Period and the Defect Notification Date shall be extended for so long as is reasonably necessary for such Phase II environmental review to be conducted and the results thereof to evaluated and reported upon by Buyer’s Environmental Consultant (the “Phase II Extension”) and the Closing Date shall be extended for a like period of time; provided, however, that the Closing Date shall not be extended beyond November 1, 2014, without the written agreement of Seller and Buyer. As soon as is reasonably practicable after delivery of the Phase II Notification, Buyer shall furnish Seller with Buyer’s Environmental Consultant’s outline of the proposed scope of such review, including the locations of such activities.  The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer.  No person, other than Buyer’s Environmental Consultant and Buyer’s employees may conduct Buyer’s Environmental Review.  Seller shall have the right to have representatives present to observe Buyer’s Environmental Review conducted in Seller’s respective offices or on the Properties.  Buyer agrees to conduct Buyer’s Environmental Review in a manner so as not to unduly interfere with the business operations of Seller and in compliance with the Basic Documents and all Applicable Laws, and Buyer shall exercise due care with respect to the Properties and their condition.

(b)                                 Prior to the Closing, unless otherwise required by Applicable Law or Environmental Law as determined in the commercially reasonable discretion of Buyer and its counsel, Buyer shall (and shall cause Buyer’s Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant, if applicable, not to) disclose any Environmental Information to any Governmental Entity or other third party without the prior written consent of Seller.  Prior to the Closing, unless otherwise required by Applicable Law or Environmental Law, Buyer may use the Environmental Information only in connection with the Transactions.  If Buyer, Buyer’s Environmental Consultant, if applicable, or any third party to whom Buyer has provided any Environmental Information become legally compelled either pursuant to subpoena or otherwise, or if Buyer in its discretion upon advice of counsel determines it is required, to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice and Seller, at Seller’s expense, may file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller and shall be kept fully confidential by Buyer and Buyer’s Environmental Consultant except as may be required by Applicable Law or Environmental Laws in the commercially reasonable discretion of Buyer and its counsel.  Upon any Seller’s written request to Buyer, Buyer shall provide copies of the Environmental Information to Seller without charge.

(c)                                  If Buyer or Buyer’s Environmental Consultant, if applicable, discovers any Environmental Defect prior to the expiration of the Examination Period Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Environmental Defect.  To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonable detail, including (A) the specific Properties affected by or associated with such Environmental Defect, (B) the written conclusion of Buyer’s Environmental Consultant, if applicable, that an Environmental Defect is believed to exist, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (C) if feasible and applicable, a separate, reasonably specific citation of the provisions of the Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) describe the procedures recommended to correct, eliminate or pay the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant, if applicable; and (v) set forth Buyer’s reasonable, good faith estimate of the Environmental Defect Value, including the basis for such estimate.  Any matters that may otherwise constitute

Environmental Defects, but of which Seller have not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for purposes of this Section 8.2.  Upon the receipt of such effective notice from Buyer, Seller shall have the option, in addition to the remedy set forth in Section 8.4(c), but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing, at the sole cost and expense of Seller.  If Seller and Buyer are unable to reach an agreement as to whether an Environmental Defect exists or, if it does exist, the amount of the Environmental Defect Value attributable thereto, the provisions of Section 9.5 shall be applicable.

(d)                                 Notwithstanding anything herein to the contrary, if Seller does not cure an Environmental Defect on or prior to the Closing, Buyer shall have the option, by notice in writing to Seller on or before the Closing, to (i) elect not to acquire the Property affected by the Environmental Defect, in which event such Property shall become an Excluded Asset and the Purchase Price shall be reduced by the Allocated Value of the affected Property, (ii) acquire the Property affected by the Environmental Defect and, subject to Section 8.4, reduce the Purchase Price by the relevant Environmental Defect Value, or (iii) attempt to cure such Environmental Defect after the Closing in accordance with Section 8.4(c).

(e)                                  As used in this Section 8.2:

(i)                                     “Environmental Defect” means, with respect to any given Property, a material violation of Environmental Laws in effect as of the date hereof in the jurisdiction in which such Property is located, an obligation under Environmental Laws to complete immediately or promptly after the Closing any corrective action at the Property, or any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to the Closing Date, or the use, release, storage, treatment, transportation, or disposal of Hazardous Materials prior to the Closing Date, (A) regarding which an Environmental Defect Notice has been timely and otherwise validly delivered, (B) that has an Environmental Defect Value attributable thereto in excess of $5,000, and (C) is not otherwise disclosed in the reports listed in Section 8.2(e) of the Seller’s Disclosure Schedule, copies of each of which has heretofore been provided by Seller to Buyer.

(ii)                                  “Environmental Defect Value” means (A) the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, or (B) the amount of Environmental Liabilities reasonably believed will be incurred or required to be paid by Seller with respect thereto, whichever is greater.  The Parties recognize that the calculation of an Environmental Defect Value may require the use of assumptions and extrapolations; however, it is acknowledged and agreed that any such assumptions and extrapolations will be consistent with the known factual information and reasonable in nature.

Section 8.3.                                Disputes Regarding Title Defects or Environmental Defects.

If Seller and Buyer are unable to reach an agreement as to whether a Title Defect or an Environmental Defect exists, or if it does exist, the Title Defect Amount or Environmental

Defect Value attributable to such Title Defect or Environmental Defect, or disputes relating to Post-Closing Defects pursuant to Section 8.4(c) (a “Defect Dispute”), the Parties shall have the right to submit a Defect Dispute to an independent expert (the “Independent Expert”), who shall serve as sole arbitrator.  The Independent Expert shall be appointed by mutual agreement of Seller and Buyer from among candidates (including lawyers) with experience and expertise in the area that is the subject of such Defect Dispute, and failing such agreement, such Independent Expert for such Defect Dispute shall be selected in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”).  Defect Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules.  The Independent Expert shall be instructed by the Parties to resolve such Defect Dispute as soon as reasonably practicable in light of the circumstances.  The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and non-appealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

Section 8.4.                                Adjustments to Purchase Price for Defects.

(a)                                 If the aggregate of the Title Defect Amounts and Environmental Defect Values, as determined in accordance with this Agreement, equals or exceeds ten percent (10%) of the unadjusted Purchase Price, then Seller and Buyer each shall have the right to terminate this Agreement.

(b)                                 Notwithstanding anything in this Agreement to the contrary, in the event that neither party exercises its right to terminate this Agreement under 8.4(a), if Seller are unable to cure a Title Defect or an Environmental Defect (a “Post-Closing Defect”) on or prior to Closing, Seller shall have the option, by notice in writing to Buyer on or before Closing, to attempt to cure such Post-Closing Defect within the 180-day period commencing the Closing Date (the “Cure Period”).  In such event, the Transactions will close as provided in this Agreement, but an amount equal to the applicable Title Defect Amount or Environmental Defect Value to which the Post-Closing Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into the Joint Account.  The amount deposited into the Joint Account with respect to a Post-Closing Defect will remain in the Joint Account until released as provided in Section 8.4(d).

(c)                                  Buyer and Seller shall act in good faith and reasonably cooperate with each other after the Closing to timely cure a Post-Closing Defect.  If Seller and Buyer mutually agree that a Post-Closing Defect has been cured, then within two (2) Business Days after such determination, the amount withheld in the Joint Account with respect thereto (together with any interest earned thereon) shall be released to Seller.  If Seller and Buyer mutually agree that a Post-Closing Defect has been partially cured, then Seller and Buyer shall mutually determine the portion of the amount retained in the Joint Account with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Seller (together with any interest earned thereon).  If Seller and Buyer mutually agree that a Post-Closing Defect has not been cured, then within two (2) Business Days after such determination, the amount withheld in the Joint Account with respect thereto (together with any interest earned thereon) shall be released to Buyer.  If, at the end of the Cure Period, Seller have been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the Joint Account with respect thereto (together with any interest earned thereon) shall be released to Buyer. If, at the end of the Cure Period, Seller and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 8.3.

Section 8.5.                                Review of Records.

Seller shall make available to Buyer, at reasonable hours and during Business Days, all Records in Seller’s possession or under its control relating to the Properties.  Buyer shall be entitled to review said Records.  Seller shall provide copies of any and all such Records that Buyer reasonably requests.

Section 8.6.                                Inspection.

Seller shall provide Buyer access to the Properties, for the purpose of inspecting the condition of the same.  Buyer shall have the right to conduct tests related to the condition of the Properties so long as the tests do not unreasonably interfere with the operation of the Properties.  Seller has provided Buyer with copies of all Records related to the condition of the Properties that are in Seller’s possession or under Seller’s control.  Buyer shall provide Seller with copies of all reports acquired by or prepared by or for Buyer with respect to the condition of the Properties. Buyer’s access to the Properties shall be at Buyer’s sole risk, cost and expense, and Buyer shall release Seller from and shall fully protect, indemnify and defend Seller its respective officers, agents, employees and Affiliates and hold them harmless from and against any and all Claims relating to, arising out of, or connected, directly or indirectly, with Buyer’s exercise of its rights under Section 8.2 and this Section 8.6, including without limitation, Claims relating to (a) injury or death of any person or persons whomsoever, (b) damage to or loss of any property or resource, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or (e) fault imposed by statute, rule, regulation or otherwise.  The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller and/or its respective officers, agents, employees and Affiliates.  Buyer additionally agrees to comply with the rules, procedures and instructions issued by Seller or Third Party operator of the Properties while upon the Properties.  All of the inspection rights set forth in this Article VIII are subject to the terms of the Basic Documents.

Section 8.7.                                Records and Employees.

Seller shall permit Buyer and its representatives after the date of this Agreement and before the Closing Date to have reasonable access during normal business hours, upon reasonable advance notice, to Records, and employees of Seller who are knowledgeable with respect to the same.  Any review by Buyer and its representatives pursuant to such access shall be for the reasonable and legitimate due diligence requirements of Buyer and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of Seller.  All activities of Buyer under this Section will be conducted in accordance with all applicable laws and the terms of the Basic Documents.  Seller shall notify and request that Operator cooperate, and cause its agents and contractors to cooperate, with Buyer and its agents in all respects in providing access to the Properties and furnishing information with respect thereto.

ARTICLE IX
Conditions Precedent to the Obligations of the Parties

Section 9.1.                                Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a)                                 Each of the representations and warranties of the Seller contained in Article IV shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) on and as of the Closing Date as if made on and as of such date, except (i) as affected by the Transactions, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b)                                 Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived in writing by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c)                                  The Seller shall have delivered a certificate executed by a duly authorized officer of Seller dated the Closing Date, representing and certifying in such detail as Buyer may reasonably request that the conditions set forth in Section 9.1 (a) and (b) have been fulfilled.

(d)                                 No Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity or arbitration seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation (in whole or in part) of the Transactions.

(e)                                  Buyer shall have received an assignment of the Properties executed and delivered by Seller, which assignment shall be substantially in the form of the instrument attached as Exhibit 9.1(e) in all material respects (the “Assignment”).

(f)                                   Buyer shall have received a certificate of non-foreign status in form, date and content reasonably acceptable to Buyer, executed and delivered by Seller pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(g)                                  Buyer shall have received, in form and substance reasonably satisfactory to Buyer, all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller or any other Party to Buyer prior to or in connection with the Closing.

Section 9.2.                                Conditions Precedent to the Obligations of Seller.  The obligations of the Seller under this Agreement are subject to each of the following conditions being met:

(a)                                 Each of the representations and warranties of Buyer contained in Article V shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) on and as of the Closing Date as if made on and as of such date, except (i) as affected by the Transactions and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b)                                 Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)                                  Seller shall have received a certificate executed by a duly authorized officer of Buyer dated the Closing Date, representing and certifying that the conditions set forth in Sections 9.2(a) and (b) have been satisfied.

(d)                                 No Proceeding (excluding any Proceeding initiated by Seller or any of their Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the Transactions.

(e)                                  [Intentionally omitted]

(f)                                   Seller shall have received, in form and substance reasonably satisfactory to Seller, all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other Party to Seller prior to or in connection with the Closing.

ARTICLE X
Indemnities

Section 10.1.                         Opportunity for Review.  Each Party represents that it has had an adequate opportunity to review the following indemnity and release provisions, including the opportunity to submit the same to legal counsel for review and comment.  Based upon the foregoing representation, the Parties agree to the provisions set forth below. For purposes of this Article X, “Losses” means loss, damage, claim, liability, debt or expense (including interest, reasonable legal fees and expenses in enforcing the indemnification obligations of the Parties).

Section 10.2.                         Survival.  The representations and warranties of the Parties contained in this Agreement shall terminate at Closing except that the representations made by each of the Seller pursuant to Article IV, and the representations and warranties made by Buyer pursuant to Article V shall survive the Closing and shall remain in effect thereafter for the period that an Indemnified Party is entitled to indemnification based on a breach of such representation or warranty contained in this Article X.

Section 10.3.                         Seller’s Indemnity Obligation.  Following Closing, Seller shall, subject to the limitations set forth below, release Buyer from and shall fully protect, indemnify and defend Buyer, its directors, officers, agents, employees, legal counsel and financial advisors and Affiliates (collectively, the “Buyer Indemnified Parties”) and hold them harmless from and against any and all Losses suffered or incurred by the Buyer Indemnified Parties that arise out of, result from, or are payable as a result of, the following (“Seller Indemnified Losses”): (a) the breach of any representation or warranty made by Seller in this Agreement, (b) the failure of Seller to perform any covenant or obligation required to be performed by it under this Agreement, (c) Claims against the Buyer Indemnified Parties to the extent such Claims arise out of or are attributable to the ownership, use, condition or operation of the Properties prior to the Closing Date, and (d) Claims against the Buyer Indemnified Parties related to Excluded Assets.

The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Buyer Indemnified Parties except acts of gross negligence, bad faith or intentional misconduct.

Section 10.4.                         Buyer’s Indemnity Obligation.  Following Closing, Buyer shall, subject to the limitations set forth below, release Seller from and shall fully protect, indemnify and defend Seller, its directors, officers, agents, employees, legal counsel and financial advisors and Affiliates (collectively, the “Seller Indemnified Parties”) and hold them harmless from and against any and all Losses suffered or incurred by the Seller Indemnified Parties that arise out of, result from, or are payable as a result of , the following (“Buyer Indemnified Losses”): (a) the breach of any representation or warranty made by Buyer in this Agreement, (b) the failure of Buyer to perform any covenant or obligation required to be performed by it under this Agreement, (c) Claims against the Seller Indemnified Parties to the extent such Claims arise out of or are attributable to the ownership, use, condition or operation of the Properties following the Closing Date, and (d) Claims against the Seller Indemnified Parties related to the Assumed Obligations. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller Indemnified Parties except acts of gross negligence, bad faith or intentional misconduct.

Section 10.5.                         Notice and Cooperation Regarding Third Party Claims.  If a Claim by a Third Party (“Claim”, as used in this Section 10.5 and in Section 10.6, shall refer only to a Claim by a Third Party) is asserted against a Party for which the Party would be liable under the provisions of this Article, it is a condition precedent to the indemnifying Party’s obligations hereunder that the indemnified Party gives the indemnifying Party written notice of such Claim setting forth full particulars of the Claim, as known by the indemnified Party, including a copy of the Claim (if it was a written Claim).  The indemnified Party shall make a good faith effort to notify the indemnifying Party in writing within ten (5) Business Days of receipt of a Claim and shall in all events effect such notice within such time as will allow the indemnifying Party to defend against such Claim and no later than twenty (20) calendar days after receipt of the Claim by the indemnified Party.  The notice of a Claim given hereunder is referred to as a “Claim Notice.”

Section 10.6.                         Defense of Third Party Claims.

(a)                                 Counsel.  Upon receipt of a Claim Notice, the indemnifying Party may assume the defense thereof with counsel selected by the indemnifying Party and reasonably satisfactory to the indemnified Party.  The indemnified Party shall cooperate in all reasonable respects in such defense.  If any Claim involves Claims with respect to which Buyer indemnifies Seller and also Claims for which Seller indemnifies Buyer, each Party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it may have liability.  The indemnified Party shall have the right to employ separate counsel in any Claim and to participate in the defense thereof, provided the fees and expenses of counsel employed by an indemnified Party shall be at the expense of the indemnified Party, unless otherwise agreed between the Parties.

(b)                                 Settlement.  If the indemnifying Party does not notify the indemnified Party within one (1) calendar month after receipt of the Claim Notice, that the indemnifying Party elects to undertake the defense thereof, the indemnified Party has the right to defend, at the expense of the indemnifying Party, the Claim with counsel of its own choosing, subject to the right of the indemnifying Party to assume the defense of any Claim at any time prior to settlement or final determination thereof.  In such event, the indemnified Party shall send a written notice to the indemnifying Party of any proposed settlement of any Claim, which settlement the indemnifying Party may accept or reject, in its reasonable judgment, within thirty (30) days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying Party shall have such shorter period of time in which to accept or reject the proposed settlement.  Failure of the indemnifying Party to accept or reject such settlement within the applicable time period shall be deemed to be its rejection of such settlement.  The indemnified Party may settle any matter over the objection of the indemnifying Party but shall in so doing be deemed to have waived any right to indemnity therefor as to (and only as to) liabilities with respect to which the indemnifying Party has recognized its liability.

Section 10.7.                         Notice and Defense of Other Claims.  In the event a Party should have a claim for indemnification hereunder that does not involve a Third Party Claim, the indemnified Party shall as promptly as practicable, deliver to the indemnifying Party a written notice that contains (a) a description and the amount of any Losses incurred or suffered by the indemnified Party (the “Claimed Amount”), (b) a statement that the indemnified Party is entitled to indemnification and an explanation in reasonable detail of the basis therefor, (c) a demand for payment by the indemnifying Party. Within 30 days after delivery of such written notice, the indemnifying Party shall (i) agree that the indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the indemnified Party of the Claimed Amount), (ii) agree that the indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the indemnifying Party of the Agreed Amount, but acceptance of the tender of such payment by the indemnified Party shall not be deemed a waiver of that portion of the Claimed Amount not tendered), or (iii) contest that the indemnified Party is entitled to receive any of the Claimed Amount. If the indemnifying Party disputes the payment of all or part of the Claimed Amount, such dispute shall be resolved in accordance with Section 12.7.

Section 10.8.                         Indemnification Exclusive Remedy.  Except as set forth in Section 12.3, indemnification pursuant to the provisions of this ARTICLE X shall be the exclusive remedy of the Parties for any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof or thereof, or any other claim arising out of the Transactions.

Section 10.9.                         Net Amounts.  Any amounts recoverable by any Party pursuant to this ARTICLE X with respect to any Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, shall be reduced by any insurance proceeds or other amounts relating to such Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, paid to such Indemnified Party by any person (other than any Affiliate of such Indemnified Party) not a party to this Agreement.  The increases and decreases under the preceding sentence shall be treated as adjustments to the Purchase Price.

Section 10.10.                  Limited to Actual Damages.  The indemnification obligations of the Parties pursuant to this ARTICLE X shall be limited to actual Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, and shall not include incidental, consequential, indirect, punitive, or exemplary damages, provided that any incidental, consequential, indirect, punitive, or exemplary damages recovered by a third-party (including a Governmental Entity, but excluding any Affiliate of any Party) against a Party entitled to indemnity pursuant to this ARTICLE X shall be included in the damages recoverable under such indemnity.

Section 10.11.                  [Intentionally omitted]

ARTICLE XI
Termination, Amendment and Waiver

Section 11.1.                         Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing in the following manner:

(a)                                 by mutual written consent of Seller and Buyer; or

(b)                                 by either Seller or Buyer, if:

(i)                                     the Closing shall not have occurred on or before 5:00 p.m., local Texas, time, on or before October 13, 2014 (or any extension thereof pursuant to this Agreement; provided, however, that no such extension shall extend the Closing beyond October 31, 2014, at 5:00 p.m. local Dallas, Texas, time), unless such failure to close shall be due to a breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this clause (i); or

(ii)                                  there shall be any statute, rule, or regulation that makes consummation of the Transactions illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Transactions, and such order, decree, ruling, or other action shall have become final and non-appealable; or

(c)                                  by Buyer or Seller, if the aggregate amount of the Title Defect Amounts and the Environmental Defect Values exceeds ten percent (10%) of the Purchase Price; or

(d)                                 by Seller, if (i) there shall be a material breach of any representation and warranty of Buyer contained in ARTICLE V, or (ii) there shall be a material breach by Buyer of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii) of this Section 11.1(d), is not capable of being cured or, if it is capable of being cured, has not been cured by the fifteenth (15th) Business Day following written notice to Buyer from Seller of such breach; or

(e)                                  by Buyer, if (i) there shall be a material breach of any representation and warranty of Seller contained in ARTICLE IV, or (ii) there shall be a material breach by any Seller of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii) of this Section 11.1(e), is not capable of being cured or, if it is capable of being cured, has not been cured by the fifteenth (15th) Business Day following written notice to Seller from Buyer of such breach.

Section 11.2.                         Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1 by Seller or Buyer, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this ARTICLE XI, in Sections 7.4, 7.5 and 8.6 and in ARTICLES XII and XIII shall survive the termination hereof.  Nothing contained in this Section 11.2 shall relieve any Party from liability for damages actually incurred as a result of any breach of this Agreement.

Section 11.3.                         Amendment.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the Parties.

Section 11.4.                         Waiver.  Seller, on the one hand, or Buyer, on the other hand, may: (a) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document, certificate, or writing delivered pursuant to this Agreement, or (b) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to their own obligations contained in this Agreement.  Any agreement on the part of a Party to this Agreement to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  No failure or delay by a Party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE XII
Miscellaneous Matters

Section 12.1.                         Notices.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any Party shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent by a recognized prepaid overnight courier service (which provides a receipt), or (d) sent by facsimile transmission, with receipt acknowledged, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

If to Seller:

Arbol Resources, Inc.

10777 Westheimer Road, Suite 1125

Houston, TX 77042

Attention:                                         Mr. Allen Lazenby, Jr.

Telephone:                                   (713) 784-1675

Email:                                                            allen@arbol.commailto:mhalbower@pwcm.com

If to Buyer:

Reef Oil & Gas Drilling and Income Fund, L.P.

1901 N. Central Expressway, Suite 300

Richardson, TX 75080

Attention:                                         Michael J. Mauceli

Telephone:                                   (972) 437-6792

Email:            [TBU]

Such notices, requests, demands, and other communications shall be effective upon receipt.

Section 12.2.                         Entire Agreement.  This Agreement, the Seller’s Disclosure Schedule, together with the Exhibits, and other writings referred to in this Agreement or delivered pursuant to this Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 12.3.                         Injunctive Relief; Specific Performance.  Seller and Buyer acknowledge and agree that irreparable damage would occur in the event any of the following provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached: Section 7.5 (the “Equitable Relief Provisions”).  It is accordingly agreed that the Seller and Buyer, as applicable, shall be entitled to an injunction or injunctions to prevent breaches of the Equitable Relief Provisions and shall be entitled to enforce specifically the Equitable Relief Provisions, in any court of the United States or any state thereof having jurisdiction.

Section 12.4.                         Binding Effect; Assignment; No Third-party Benefit.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.  Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties.  Except as provided in Section 8.6 and ARTICLE X, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.5.                         Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 12.6.                         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 12.7.                         Jurisdiction and Venue.

(a)                                 The Parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Dallas, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or Proceeding may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved.

(b)                                 Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any Proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 12.1.

Section 12.8.                         Counterparts.  This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument.  It is not necessary that each Party execute the same counterpart so long as identical counterparts are executed by each such Party.  This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 12.9.                         Waiver of Consumer Rights.  BUYER HEREBY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, AND ANY OTHER APPLICABLE LAW IN TEXAS OR ANY OTHER STATE THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 12.10.                  Time of the Essence.  Time shall specifically be deemed to be of the essence with respect to this Agreement and each and every provision thereof.

Section 12.11.                  “Seller” References.  All representations, warranties made and comments undertaken by “Seller” shall be deemed made or undertaken by Seller individually, and only for its own account.

Section 12.12.                  [Intentionally Omitted]

Section 12.13.                  Changes in Sellers Representations/Warranties.  Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing duty to notify Buyer of any facts which would cause one of its representations and warranties to no longer be accurate.

ARTICLE XIII
Definitions and References

Section 13.1.                         Certain Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 13.1:

“AAA” means the American Arbitration Association.

“Affiliate” means any person directly or indirectly controlling, controlled by or under common control with a person.

“Agreement” means this Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity, exclusive of Environmental Laws.

“Assumed Obligations” means (i) the obligation to (x) plug and abandon or remove and dispose of all wells, platforms, structures, flow lines, pipelines and other equipment, pits and holding ponds now or hereafter located on the Oil and Gas Properties (but only where such action is required by Applicable Law, Environmental Law, or third-party agreements), (y) cap and bury all flow lines and other pipelines now or hereafter located on the Oil and Gas Properties (but only where such action is required by Applicable Law, Environmental Law, or third-party agreements), and (z) remedy all Environmental Liabilities with respect to the Properties arising after the Effective Date, including any actual NORM contamination or chloride or other contamination of groundwater; (ii) all obligations and liabilities arising from or in connection with any Imbalances after the Effective Date; and (iii) without limiting the foregoing, all costs, obligations, and liabilities which arise under or otherwise relate to the Properties after the Effective Date; provided, that Assumed Obligations does not mean or include Seller’s obligations and liabilities (x) that may be due and owing Seller’s officers, employees or owners or (y) with respect to the Excluded Assets.

“Authorized Buyer Representative” means any individual designated in a writing from Buyer to the Joint Account Holder and Seller.

“Authorized Seller Representative” means any individual designated in writing from Seller to the Joint Account Holder and Buyer.

“Average Price” means the average price of West Texas Intermediate crude oil for the calendar month of March 2014 as reported in Platts, a division of McGraw Hill Financial, less adjustments for basis differential, grade and transportation consistent with Seller’s historical adjustments for the oil in question.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.

“Code” means the Internal Revenue Code of 1986, or any comparable successor statute thereto, as amended.

“Commercially Reasonable Efforts” means a Party’s efforts made in accordance with reasonable commercial practice exercised by Persons experienced in the oil and gas industry and in the financial industry.

“Dollars” or “$” means U.S. Dollars.

“Effective Date” means 7:00 a.m., local time at the location of the Properties, on April 1, 2014.

“Environmental Laws” means all applicable federal, state and local laws, rules and regulations, orders, judgments, decrees and other legal requirements (including common law) relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 180 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); the Oil Pollution Act of 1990 (33 U.S.C. 2701 et seq.); and their state and local counterparts or equivalents, as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means any and all damages whether accrued or unaccrued, whether currently claimed or yet to be claimed (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (i) pursuant to any agreement order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (ii) pursuant to any claim by a Governmental Entity or any other person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other person pursuant to common law or statute and related to the use or release of Hazardous Materials.

“Excluded Assets” means all assets, properties, and business of Seller other than the Properties, including:  (i) all trade credits attributable to the Properties with respect to all periods prior to the Effective Date; (ii) all of Seller’s right, title, and interest in any oil, gas, or mineral Leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests in oil, gas, and other minerals not expressly included in the definition of Oil and Gas Properties and all oil, gas or other Hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, all proceeds attributable thereto, and all Hydrocarbons that, at the Effective Date, are owned by Seller and are in storage in tanks above pipeline connections in quantities to be determined by the Operator on the Effective Date; (iii) any refund of deposits, costs, Taxes or expenses borne by Seller or Seller’s predecessors in title attributable to periods prior to the Effective Date; (iv) any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Properties, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Date; (v) any and all proceeds from settlements with regard to reclassification of gas produced from the Properties, insofar as said proceeds are attributable to periods of time prior to the Effective Date; (vi) all claims (including insurance claims) and causes of action of Seller against one or more third-parties arising from acts, omissions or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date; (vii) all limited liability company, corporate, financial, tax and legal (other than title) books and records of Seller; (viii) any geological, geophysical or seismic data, materials or information, including maps, interpretations, records or other technical information related to or based upon any such data, materials or information, and any other asset, data, materials or information (A) not related to the Properties, or (B) the transfer of which is restricted or prohibited under the terms of any third-party license, confidentiality agreement or other agreement or the transfer of which would require the payment of a fee or other consideration to any third-party; provided, however, that if any such data, materials or information is transferable upon payment of a fee or other consideration, and if Buyer has requested that such fee or other consideration be paid prior to the Closing Date, then such data, materials or information shall be transferred to Buyer and Buyer and Seller shall share the expense thereof equally at Closing; provided, however, that Buyer alone shall be responsible for any such expenses related to seismic licenses or data, if any; (ix) all interpretations of Seller of any geological, geophysical or seismic data, materials or information; (x) all leases for office premises used by Seller, and all furniture, fixtures and equipment located thereat, including computers, telephone equipment and other similar items of tangible personal property; (xi) all of Seller’s accounting or other administrative systems, electronic data not associated with the Properties, computer software, patents, trade secrets, copyrights, names, trademarks, websites, corporate identities, logos and other intellectual property; (xii) all documents and instruments of Seller that may be protected by an attorney-client privilege (exclusive of title opinions in respect of the Oil and Gas Properties); (xiii) all of the other assets described on Exhibit 1.1(b), together with any rights, liabilities, or obligations associated with such assets; (xiv)  all employee benefit plans currently maintained by Seller, including without limitation all trusts, insurance policies and other contracts relating to such employee benefit plans; and (xv) all (A) correspondence or other documents or instruments of Seller relating to the Transactions, (B) lists of other prospective purchasers of Seller or the Properties compiled by Seller, (C) bids submitted to Seller by other prospective purchasers of Seller or the Properties, (D) analyses by Seller or any Affiliates thereof submitted by other prospective purchasers of Seller or the Properties, and (E) correspondence between or among Seller or its Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of Seller or the Properties.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (i) in the instance of a corporation, the articles of incorporation and bylaws of such corporation, (ii) in the instance of a partnership, the partnership agreement, and (iii) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau or instrumentality.

“Hazardous Materials” means (i) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (ii) any petroleum or petroleum products, (iii) radioactive materials, urea formaldehyde, asbestos and PCBs and (iv) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.

“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

“Imbalances” means gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Oil and Gas Properties.

“Joint Account” means one or more (as determined by Buyer and Seller) interest bearing accounts to be established and maintained with the Joint Account Holder, which account shall require the signatures of both (i) an Authorized Buyer Representative and (ii) an Authorized Seller Representative in order to transfer therefrom any of the funds held in the Joint Account.

“Joint Account Holder” means (i) BRANCH BANKING AND TRUST COMPANY (ii) such other bank as shall be mutually agreed upon by Buyer and Seller in writing or (iii) any successor to the bank referenced in either clause (i) or clause (ii).

“Knowledge” means, with respect to any Seller, the actual knowledge of any of the officers of such Seller, and, with respect to Buyer, the actual knowledge of any of the officers of Buyer.

“Lease” means an oil, gas or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interest, which have been earned by performance and are included in the Oil and Gas Properties.  The Leases are set forth on Exhibit I.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

“Material Adverse Effect” means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations or condition (financial or otherwise) of a Party, or (ii) to the ability of a Party to perform on a timely basis any material obligation under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith; provided, however, that changes, developments or effects relating to (x) the economy in general (including any effects on the economy arising as a result of acts of terrorism), (y) changes in Hydrocarbon commodity prices or other changes affecting the U.S. oil and gas industry generally, or (z) the announcement of the Transactions, shall not be deemed to constitute a Material Adverse Effect with respect to Seller or Buyer and shall not be considered in determining whether a Material Adverse Effect has occurred with respect to Seller or Buyer.

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Oil and Gas Property.

“Oil and Gas Properties” means (i) all of Seller’s right, title and interest in and to those properties described in Exhibit I located in La Salle and Frio Counties, Texas, none of which as of Closing are operated by Seller; (ii) without limitation of the foregoing but subject to Section 1.1(b), all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under or that may be produced from the lands described in Exhibit I (including interests in Leases covering such lands and the Wells located on such lands or on lands pooled or unitized therewith, overriding royalties, carried, backin, farmout, farmin, reversionary interest, production payments and net profits interests in such lands or such Leases, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals), whether such lands be described in a description set forth in such Exhibit I or be described in such Exhibit I by reference to another instrument (and without limitation by any depth limitations that may be set forth in such Exhibit I or in any such instrument so referred to for description), even though Seller’s interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Exhibit I; and (iii) all rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in clauses (i) and (ii) above.

“Operator” means Cheyenne Petroleum Company, a New York limited partnership, and its affiliates.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Person” means any individual, corporation, partnership, limited liability company (or similar entity), joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

“Properties” means (i) the Oil and Gas Properties; (ii) all rights, titles and interests of Seller in and to all presently existing and valid production sales (and sales related) contracts, joint operating agreements, and other agreements and contracts which relate to any of the Oil and Gas Properties, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto); (iii) all rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment), and all easements, rights-of-way, surface leases and other surface rights, all Permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the Oil and Gas Properties, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto); and (iv) subject to Section 1.1(b), all of Seller’s lease files, title files, abstracts and title opinions, division order files, unitization files, contract files, land surveys and maps (including those in electronic or digital format), data sheets, land and mineral owner correspondence, joint operating agreement files, environmental and regulatory files and reports, operational files and engineering, production records, well files, accounting records relating directly to the Properties (but not including general financial and accounting records), seismic records and surveys (to the extent freely assignable to Buyer without restrictions of any kind), gravity maps, electric logs, geological or geophysical data and records, (to the extent freely assignable to Buyer without restrictions of any kind), paleontological, geochemical and technical files, analyses, interpretations, and other files, documents and records (including data and records in electronic or digital format) of every kind and description which relate to the properties described above (collectively the “Records”), that Seller has the right, power and authority to sell, transfer, convey or disclose to Buyer.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations under such Act.

“Seller’s Disclosure Schedule” means a schedule delivered by a Seller or Seller to Buyer on the date hereof which sets forth additional information regarding the representations and warranties of the Seller contained in this Agreement and other information called for by this Agreement.

“Specially Designated National or Blocked Person” means a Person (a) designated by the Office of Foreign Assets Control at the U.S. Department of the Treasury, or other U.S. governmental entity, and appearing on the List of Specially Designated Nationals and Blocked Persons (http://www.ustreas.gov/offices/enforcement/ofac/sdn/ index.shtml), which List may be updated from time to time; or (b) with whom Buyer or the Seller are prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

“Tax Returns” means any return, report, statement, form or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

“Transactions” means the transactions contemplated or permitted by this Agreement or the documents and agreements delivered at Closing.

“Well” or “Wells” means oil and/or gas wells which are producing, capable of producing or in the process of drilling or being completed and which are identified on Exhibit I-A.

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of an Oil and Gas Property.

Section 13.2.                         Certain Additional Defined Terms.  In addition to such terms as are defined in Section 13.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
Accounting Dispute	Section 2.3(c)
Accounting Referee	Section 2.3(c)
Adjusted Purchase Price	Section 2.1
Agreed Amount	Section 10.6
Allocated Value	Section 8.1(c)(i)
Arbol Resources, Inc.	Preamble
Assignment	Section 9.1(e)
Basic Documents	Section 4.7(a)
Buyer	Preamble
Buyer Indemnified Losses	Section 10.4
Buyer Indemnified Parties	Section 10.3
Buyer’s Environmental Consultant	Section 8.2(a)
Buyer’s Environmental Review	Section 8.2(a)
Buyer’s Title Review	Section 8.1(a)
Claim	Section 10.5
Claim Notice	Section 10.5
Claimed Amount	Section 10.6
Closing	Article III
Closing Date	Article III
Cure Period	Section 8.4(c)
Defect Dispute	Section 8.3
Defensible Title	Section 8.1(e)(i)

Environmental Defect	Section 8.2(e)(i)
Environmental Defect Notice	Section 8.2(c)
Environmental Defect Value	Section 8.2(e)(ii)
Environmental Information	Section 8.2(b)
Equitable Relief Provisions	Section 12.3
Examination Period	Section 8.1(a)
Final Settlement Date	Section 2.3(c)
Independent Expert	Section 8.3
Losses	Section 10.1
Party; Parties	Preamble
Permitted Encumbrances	Section 8.1(e)(ii)
Phase II Extensions	Section 8.2(a)
Post-Closing Defect	Section 8.4(c)
Property Taxes	Section 7.13(a)
Proposals	Section 6.2(a)
Pro Rata Percentages	Section 2.1
Purchase Price	Section 2.1
Definition and References	Section 13.1
Remedies for Title Defects	Section 8.1(b)
Request Date	Section 2.3(c)
Required Payee	Section 7.12
Rules	Section 8.3
Scheduled Production Sales Contracts	Section 4.9
Seller; Seller	Preamble

Defined Term	Reference
Seller Indemnified Losses	Section 10.3
Seller Indemnified Parties	Section 10.4
Straddle Period	Section 7.13(a)
Title Defect	Section 8.1(e)(iii)
Title Defect Amount	Section 8.1(c)
Title Defect Notice	Section 8.1(b)
Title Defect Property	Section 8.1(b)
Transfer Taxes	Section 7.13(e)

Section 13.3.                         References, Titles and Construction.

(a)                                 All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)                                 Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)                                  The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)                                 Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e)                                  Unless the context otherwise requires or unless otherwise provided in this Agreement, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f)                                   Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g)                                  The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(h)                                 No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

(i)                                     Each Exhibit and Schedule referenced herein is incorporated in this Agreement by such reference for all purposes and references to this Agreement shall also include such Exhibit and such Schedule unless the context in which used shall otherwise require.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the date set forth above.

SELLER:

ARBOL RESOURCES, INC.
a Delaware corporation

By:	/s/ Allen Lazenby Jr.
Name:	Allen Lazenby Jr.
Title:	President

BUYER:

REEF OIL & GAS DRILLING AND INCOME FUND, L.P.
a Texas limited partnership
By: Reef Oil & Gas Partners, L.P., its general partner
By: Reef Oil & Gas Partners, GP, LLC, it general partner

By:	/s/ Michael J. Mauceli
Name:	Michael J. Mauceli
Title:	Manager

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT